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                        SUB-INVESTMENT ADVISORY AGREEMENT


         This Sub-Investment Advisory Agreement (this "Agreement") is entered into as of April 30, 2003 by and between HL Investment Advisors, LLC, a Connecticut limited liability company ("Investment Manager") and Janus Capital Management LLC, a Delaware limited liability company ("JCM").

                                    RECITALS

         a. Investment Manager has entered into an Investment Management Agreement dated April 30, 2002 (the "Investment Management Agreement") with Hartford HLS Series Fund II, Inc. (the "Fund"), to act as investment manager to Hartford SmallCap Value HLS Fund (the "Portfolio"), which is a series of the Fund.

         b. The Investment Management Agreement provides that Investment Manager may engage a sub-investment adviser to furnish investment information and advice to assist Investment Manager in carrying out its responsibilities under the Investment Management Agreement.

         c. Investment Manager and the Directors of the Fund desire to retain JCM to render investment management services to Investment Manager in the manner and on the terms set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, Investment Manager and JCM agree as follows:

         1.       SUB-INVESTMENT ADVISER SERVICES.

                  (a) JCM shall, subject to the control of the Directors of the Fund and to the supervision of Investment Manager, have exclusive authority to manage the investment and reinvestment of the assets of the Portfolio, including cash, provided that such management is in accordance with the Fund's Articles of Incorporation and bylaws, its registration statements under the Investment Company Act of 1940 (the "1940 Act"), provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), applicable provisions of Section 817(h) of the Code, and with all applicable laws governing such Portfolio's operations and investments including without limitation the 1940 Act, and rules adopted thereunder and applicable federal and state securities laws. Investment Manager acknowledges that JCM has authority to trade every day the market is open. JCM makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of JCM, whether public or private. JCM acknowledges that the Investment Manager has the right to instruct JCM to effect any transaction necessary to ensure compliance with the Portfolio's investment policies and restrictions as well
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as the requirements of Subchapter M of the Code and the provisions of Section
817(h) of the Code and the regulations promulgated thereunder.

                  (b) JCM shall furnish Investment Manager with monthly, quarterly, and annual reports concerning transactions and performance of the Portfolio in such form as may be mutually agreed upon. Upon prior notice, JCM shall permit the financial statements, books and records with respect to the Portfolio to be inspected and audited by Investment Manager (and/or the independent accountants for Investment Manager or the Fund) at all reasonable times during normal business hours. JCM shall also provide Investment Manager with such other information and reports as may reasonably be requested by Investment Manager from time to time, other than proprietary information and provided JCM shall not be responsible for Portfolio accounting, nor shall it be required to generate information derived from Portfolio accounting data.

                  (c) JCM has provided to Investment Manager a copy of JCM's Form ADV as filed with the Securities and Exchange Commission. JCM shall provide to Investment Manager a list of persons who JCM wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Portfolio.

                  (d) JCM shall be responsible for the preparation and filing of
Schedule 13G and Form 13F on behalf of the Portfolio. JCM shall not be responsible for the preparation or filing of any reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing. JCM shall vote proxies received in connection with securities held by the Portfolio.

                  (e) JCM shall have no responsibility to monitor certain limitations or restrictions, including without limitation, the 90%-source test, for which JCM determines it has not been provided sufficient information in accordance with Section 2 of this Agreement or otherwise. All such monitoring shall be the responsibility of Investment Manager.

         2.       OBLIGATIONS OF INVESTMENT MANAGER AND THE PORTFOLIO.

                  (a) Investment Manager has provided to JCM the information and documents listed on the attached Exhibit A. Throughout the term of this Agreement, Investment Manager shall continue to provide such information and documents to JCM, including any amendments, updates or supplements to such information or documents, before or at the time the amendments, updates or supplements become effective. Investment Manager shall timely furnish JCM with such additional information as may be reasonably necessary for or requested by JCM to perform its responsibilities pursuant to this Agreement.

                  (b) Investment Manager shall be responsible for setting up and maintaining brokerage accounts and other accounts JCM deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

                  (c) As permitted under the Shareholder Communications Act of 1985, as amended, Investment Manager has elected Objecting Beneficial Owner status (restricting custodian from disclosing Portfolio holdings to third parties) with respect to its relationship with
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the custodian identified pursuant to Exhibit A. Throughout the term of this
Agreement, the Investment Manager shall maintain Objecting Beneficial Owner status and, upon written request of JCM, shall provide written confirmation of such status.

                  (d) Investment Manager hereby represents it is in compliance with all currently applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56.

         3. CUSTODIAN. The Portfolio assets shall be maintained in the custody of the custodian identified pursuant to Exhibit A. Any assets added to the Portfolio shall be delivered directly to such custodian. JCM shall have no liability for the acts or omissions of any custodian of the Portfolio's assets. JCM shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

         4. BROKER DEALERS. Absent written instructions from Investment Manager to the contrary, JCM shall place all orders for the purchase and sale of investment instruments for the Portfolio with brokers or dealers selected by JCM, which may include brokers or dealers affiliated with JCM. Purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of JCM. JCM shall use its best efforts to obtain execution of Portfolio transaction at prices that are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received. However, JCM may select brokers or dealers on the basis that they provide brokerage, research, or other services or products to the Portfolio and/or other accounts serviced by JCM. JCM may place portfolio transactions with a broker or dealer with whom it has negotiated a commission in excess of the commission another broker or dealer would have charged for effecting that transaction if JCM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that JCM and its affiliates have with respect to the Portfolio and to accounts over which they exercise investment discretion, and not all such services or products will necessarily be used by JCM in managing the Portfolio. In addition, consistent with best execution, JCM may execute Portfolio transactions through brokers and dealers that sell shares of mutual funds advised by JCM or recommend to their customers that they purchase shares of such funds. If JCM determines that any product or service furnished by a broker has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, JCM may allocate the costs of such service or product accordingly. The portion of the product or service that JCM determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. This allocation may create a conflict of interest for JCM.

         5. FEES. Investment Manager shall pay to JCM a monthly fee in accordance with the attached Exhibit B. Investment Manager shall calculate the fee for each month during which JCM provides investment management services based upon the average daily net assets of the Portfolio (including cash or cash equivalents) for each such month. The fee shall be payable to JCM by the fifteenth day of each month. The fee for the first month during which JCM provides investment management services shall be based upon the number of days the account was open in that month. Similarly, if this Agreement is terminated, the fee shall be based upon the number
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of days the account was open during the month in which the Agreement is terminated.

         6. EXPENSES. Investment Manager, the Fund and the Portfolio shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by JCM pursuant to this Agreement. JCM shall pay its own organizational, operational, and business expenses but shall not be obligated to pay any expenses of Investment Manager, the Fund, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of
Section 36(b) of the 1940 Act shall be the sole responsibility of Investment Manager.

         7.       REPRESENTATIONS AND WARRANTIES.

                  (a) Investment Manager represents and warrants the following:

                           (i)      Investment Manager has been duly
                                    incorporated and is validly existing and in good standing as a corporation under the laws of the state of Connecticut.

                           (ii) Investment Manager has all requisite corporate power and authority under the laws of Connecticut and federal securities laws to execute, deliver and to perform this Agreement.

                           (iii) All necessary corporate proceedings of Investment Manager have been duly taken to authorize the execution, delivery and performance of this Agreement by Investment Manager.

                           (iv)     Investment Manager is a registered
                                    investment adviser under the Investment
                                    Advisers Act of 1940 and is in compliance with all other registrations required.

                           (v) Investment Manager has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of, the Securities and Exchange Commission.

                           (vi) Investment Manager has authority under the Investment Management Agreement to execute, deliver and perform this Agreement.

                           (vii)    Investment Manager has received a copy of
                                    Part II of JCM's Form ADV no less than 48 hours prior to entering into this Agreement.

                  (b)               JCM represents and warrants the following:
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                           (i)      JCM has been duly incorporated and is
                                    validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

                           (ii) JCM has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

                           (iii) All necessary corporate proceedings of JCM have been duly taken to authorize the execution, delivery and performance of this Agreement by JCM.

                           (iv) JCM is a registered investment adviser under the Investment Advisers Act of 1940 and is in compliance with all other registrations required.

                           (v) JCM has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations, of the Securities and Exchange Commission.

         8. CONFIDENTIALITY AND PROPRIETARY RIGHTS. Investment Manager will not, directly or indirectly, and will not permit its affiliates, employees, officers, directors, agents, contractors, or the Portfolio to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of JCM, except as necessary for the performance of its duties under this Agreement or the Investment Management Agreement, or as required by law upon prior written notice to JCM. JCM or its affiliates are the sole owners of the name and mark "Janus." Investment Manager shall not, and shall not permit the Portfolio to, without prior written consent of JCM, use the name or mark "Janus" or make representations regarding JCM or its affiliates. All references contained in this Agreement to "the name or mark `Janus'" shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. Investment Manager will make no use of the name or mark "Janus" except as expressly provided in this Agreement or expressly authorized by JCM in writing. All goodwill associated with the name and mark "Janus" shall inure to the benefit of JCM or its affiliates. Upon termination of this Agreement for any reason, Investment Manager shall immediately cease, and Investment Manager shall cause the Portfolio to immediately cease any and all use of any Janus mark(s).



         9.       NON-EXCLUSIVITY.

                  (a) JCM, its affiliates, or any of their directors, officers, employees, or agents may buy, sell, or trade any securities or other investment instruments for their own account or for the account of others for whom it or they may be acting, provided that such activities will not
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adversely affect or otherwise impair the performance by JCM of its responsibilities under this Agreement. JCM and its affiliates may act as investment manager to or provide other services with respect to various investment companies and other managed accounts, which advice or services, including the nature of such services, may differ from or be identical to advice given or action taken with respect to the Portfolio. In the event of such activities, the transactions and associated costs will be allocated among such clients (including the Portfolio) in a manner that JCM believes to be equitable to the accounts involved and consistent with such accounts' objectives, policies, and limitations.

                  (b) JCM shall be subject to a written code of ethics adopted by it pursuant to Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including Investment Manager's code of ethics, unless specifically adopted by JCM.

                  (c) JCM may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. Except as necessary to perform this Agreement, JCM shall be deemed to be an independent contractor and shall have no authority, unless otherwise provided or authorized, to act for or represent the Portfolio or Investment Manager in any way or otherwise be deemed an agent of the Portfolio or Investment Manager. Investment Manager and JCM shall not be considered as partners or participants in a joint venture.

         10. LIABILITY. Except as may otherwise be provided by the 1940 Act, or other federal securities laws, neither JCM nor any of its affiliates, officers, directors, officers, shareholders, employees, or agents shall be liable for any loss, liability, cost, damage, or expense (including reasonable attorneys' fees and costs) (collectively referred to in this Agreement as "Losses"), including without limitation, Losses in connection with pricing information or other information provided by JCM, except for Losses directly resulting from JCM's gross negligence, bad faith, or willful misconduct. Investment Manager and the Fund shall, jointly and severally, hold harmless and indemnify JCM, its affiliates, directors, officers, shareholders, employees or agents for any Loss not directly resulting from JCM's gross negligence, bad faith, or willful misconduct. JCM shall hold harmless and indemnify Investment Manager, its affiliates, directors, officers, shareholders, employees or agents for any Loss not directly resulting from Investment Manager's gross negligence, bad faith, or willful misconduct. The obligations contained in this Section 10 shall survive termination of this Agreement.

         11. DELEGATION OF RESPONSIBILITIES. Notwithstanding anything herein to the contrary, JCM may delegate any or all of its investment management duties and responsibilities under this Agreement to Perkins, Wolf, McDonnell and Company. No delegation pursuant to this provision shall relieve JCM of its duties or responsibilities thereunder, and JCM shall appropriately oversee, monitor and evaluate the activities of any party appointed hereunder for the Portfolio. JCM (or such delegatee) may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing JCM (or such delegatee) or the Investment Manager of the Portfolio with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as JCM (or such delegatee) may
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deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to the Investment Manager of the Portfolio, or in the discharge of JCM's (or such delegatee's) overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser. JCM's (or such delegatee's) acquisition of information, advice or assistance pursuant to this paragraph shall be at JCM's (or such delegatee's) own expense and shall not relieve JCM (or such delegatee) of any of its obligations under this Agreement.

         12.      DURATION.

                  (a) This Agreement shall remain in full force and effect for two years from the date it is entered into, and is then renewable annually upon approval by (i) the vote of a majority of those members of the Fund's Board of Directors who are not interested persons* of the Fund, the Investment Manager, or JCM, cast in person at a meeting called for the purpose of voting on such approval, or (ii) the vote of a majority of outstanding voting securities* of the applicable Portfolio; provided, however, that if this Agreement or the continuation of this Agreement is not approved, JCM may continue to render services under this Agreement in the manner and to the extent permitted by the 1940 Act and applicable regulations.

                  (b) This Agreement may be terminated as to a Portfolio at any time, without penalty, by JCM, by the Fund's Directors or by a majority of the outstanding voting securities* of the applicable Portfolio, on sixty days' written notice to the other party. This Agreement will immediately terminate in the event of its assignment.* Investment Manager shall provide advance written notice of any anticipated assignment.

         13. AMENDMENT. This Agreement may be amended only in accordance with applicable law, and only by a written instrument signed by all the parties to this Agreement.

         14.      GENERAL.

                  (a) This Agreement constitutes the entire understanding of the parties with respect to its subject matter, shall supersede all prior understandings, agreements, contracts or other documents, and shall continue in full force and effect until terminated.

                  (b) If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

                  (c) This Agreement shall be governed by applicable federal law and the laws of the State of Connecticut without regard to choice of law principals.

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* As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons," and "assignment" have the same meaning as such terms have in the 1940 Act.
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                  (d) This Agreement may be executed in two or more counterparts which together shall constitute one document.


                                         HL INVESTMENT ADVISORS, LLC


                                         By: /s/ David M. Znamierowski
                                            ----------------------------------
                                          Name:  David M. Znamierowski
                                                 -----------------------------
                                          Title: Senior Vice President
                                                 -----------------------------


                                         JANUS CAPITAL MANAGEMENT LLC


                                         By: /s/ Bonnie M. Howe
                                           -----------------------------------
                                          Name:  Bonnie M. Howe
                                                 -----------------------------
                                          Title: Vice President
                                                 -----------------------------

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                                    EXHIBIT A

Information and documentation provided by Investment Manager:

1.   A copy of the Portfolio's registration statement.

2. Copies of the Portfolio's prospectus and statement of additional information.

3. Copies of the Fund's organizational documents, Bylaws, and as applicable to the Portfolio, minutes of meetings of the Directors of the Fund.

4. Notice of the Portfolio's custodian designated to hold assets in the Portfolio.

5. A list of the countries approved by the Directors in accordance with Rule 17f-5 in which Portfolio assets may be maintained and a list of those countries available immediately.

6. Certified copies of financial statements or reports prepared for the Fund, including the Portfolio, by certified or independent public accountants.

7. Copies of any financial statement or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange.

8. Reports as to the composition of assets in the Fund, cash requirements and cash available for investment in the Portfolio.

9. Copies of Investment Manager's liquidity procedures, cross-trade procedures, repurchase agreement procedures, 10f-3, 17a-7 and 17e-1 procedures and other procedures that may affect the duties of JCM.

10.  An Internal Revenue Service Form W-9 completed by the Fund.

11.  A Qualified Institutional Investor Certification completed by the Fund.

12.  A list of persons authorized to act on behalf of the Portfolio.

13. A list of "affiliates" of the Fund, as such term is used in the 1940 Act, including all broker-dealers affiliated with the Fund.

14. Applicable Commodities Futures Trading Commission exemptions, notifications and/or related documentation.

15.  A list of established futures accounts.
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                                    EXHIBIT B

                                 Annual Fee Rate
                      Portfolio's average daily net assets


Hartford SmallCap Value HLS Fund                  0.50% first $50 million
                                                  0.45% assets over $50 million